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                                                                     EXHIBIT 3.5

                            ARTICLES OF ORGANIZATION
                                       OF
                                CABANA BEVCO LLC

     I, the undersigned natural person, having attained at least the minimum age set forth in Article 3.01 of the Texas Limited Liability Company Act (the "LLCA") and acting as an organizer thereunder of a limited liability company (hereinafter referred to as the "Company"), do hereby adopt the following Articles of Organization of the Company:

                                    ARTICLE I
                                      NAME

     The name of the Company shall be "Cabana Bevco LLC".

                                   ARTICLE II
                                     POWERS

     The Company shall have all the powers accorded to a limited liability company under the LLCA.

                                   ARTICLE III
                                    PURPOSES

     The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the LLCA.

                                   ARTICLE IV
                                    DURATION

     The Company's period of duration be perpetual.

                                    ARTICLE V
                                   REGULATIONS

     The initial managers of the Company shall adopt the Regulations that shall govern the regulation and management of the affairs of the Company, provided, however, that the failure to adopt such Regulations prior to the date on which the Secretary of the State of Texas issues a Certificate of Organization shall not affect the Company's commencement of existence on such date. The Regulations shall provide for all the terms and conditions for the regulation and management of the affairs of the Company not inconsistent with applicable law or with these Articles of Organization. The power to adopt, alter, amend or repeal the Regulations shall be

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vested in the members of the Company unless vested in whole or part in the managers of the Company by the Regulations.

     Unless otherwise provided in these articles of organization or regulations, adoption, alteration, amendment, or repeal of the regulations shall require the affirmative vote, approval, or consent of all the members.

                                   ARTICLE VI
                                    MANAGERS

     The management of the Company is vested in the managers of the Company, except to the extent that the Regulations shall reserve the same, in whole or in part, to the members of the Company. Unless otherwise required by the Regulations, the managers of the Company need not be members of the Company and need not be residents of the State of Texas. Managers shall be elected by the members at the annual meeting of the members. The Regulations may provide that the holders of a particular class of membership interests may be entitled to elect the managers.

     The number of initial managers of the Company shall be three (3), and the names and addresses of the initial managers, who shall serve as the managers of the Company until the first annual meeting of the members of the Company or until their successors are duly elected and qualified, are set forth below:

Name            Address
----            -------
Becky Rainey    8918 Tesoro Drive, Suite 200
                San Antonio, Texas 78217

James Jenkins   8918 Tesoro Drive, Suite 200
                San Antonio, Texas 78217

Mando Lopez     5825 Callaghan Road, Suite 212
                San Antonio, Texas 78228

                                   ARTICLE VII
                           PRINCIPAL PLACE OF BUSINESS

     The principal place of business of the Company is 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217.

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                                  ARTICLE VIII
                  NAME AND ADDRESS OF INITIAL REGISTERED AGENT

     The initial registered agent of the Company is Becky Rainey. The address of the initial registered office is 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217.

                                   ARTICLE IX
                              MEMBERSHIP INTERESTS

     The membership interests in the Company shall be defined and established in the Regulations, including the relative rights, powers, and duties, including voting rights, thereof.

                                    ARTICLE X
                                 INDEMNIFICATION

     The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Company), by reason of the fact that he or she is or was a member, manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another limited liability company, corporation, employee benefit plan, other enterprise, or other entity against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article X. The right to indemnification under this Article X shall be a contract right and shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under the Regulations or any law, agreement, vote of members or disinterested managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

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     IN WITNESS WHEREOF, I have executed these Articles of Organization this
October 2, 2000.


                                                /s/ J. Patrick Ryan,
                                                --------------------------------
                                                J. Patrick Ryan, Organizer
                                                15O0 Bank of America Plaza
                                                300 Convent Street
                                                San Antonio, Texas 78205

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